Exhibit P

                                 AGREEMENT

THIS AGREEMENT, dated as of April 18, 2005, is entered into by and between FORMATION CAPITAL, LLC, a Pennsylvania limited liability company ("Formation"), and NORTHBROOK NBV, LLC, a Delaware limited liability company ("Northbrook"), provides:

                                  RECITALS

WHEREAS, Formation has entered into that certain Term Sheet dated December 14, 2004 by and among Appaloosa Management L.P., Franklin Mutual Advisers, LLC, Eureka Capital Markets, LLC and Formation (the "Term Sheet"), a copy of which is attached hereto as Exhibit A, pursuant to which FC has certain rights and obligations in a newly formed Delaware limited liability company ("Newco") which will acquire Beverly Enterprises, Inc. ("Beverly"); and

WHEREAS, Northbrook has agreed to participate with Formation in the transactions envisaged by the Term Sheet; and

WHEREAS, the parties shall form a new company, FC BEV Acquisition Co., LLC, a Delaware limited liability company ("FC BEV") for the purpose of investing in Newco.

NOW THEREFORE, the parties hereto, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, agree as follows:

                                 AGREEMENT

     Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Term Sheet.

     1.   Newco Contribution.
          ------------------

          (a) Formation has agreed pursuant to the Term Sheet to make an equity contribution to Newco in an amount equal to $50,000,000 (the "Newco Contribution"). Formation and Northbrook hereby agree to provide equal amounts of $25,000,000 each to FC BEV for the purpose of funding the Newco Contribution. Such contributions shall be in exchange for identical interests in FC BEV calculated on a pro rata basis, except as provided herein.

          (b)  The  parties  acknowledge  that  the  amounts  used  to fund
Northbrook's portion of the Newco Contribution (the "Northbrook Contribution") do not need to be provided from Northbrook's own resources and that Northbrook may raise the necessary equity to fund the Northbrook Contribution in such manner as it deems necessary and appropriate. Any preferred returns, promotes, fees or other amounts payable to Northbrook by any party that agrees to contribute a portion of the Northbrook Contribution in connection with such capital raising activities shall remain the exclusive property of Northbrook and Formation shall not have any claim to such preferred returns or fees.

          (c) The parties acknowledge that the amounts used to fund Formation's portion of the Newco Contribution (the "Formation Contribution") do not need to be provided from Formation's own resources and that Formation may raise the necessary equity to fund the Formation Contribution in such manner as it deems necessary and appropriate. Any preferred returns, promotes, fees or other amounts payable to Formation by any party that agrees to contribute a portion of the Formation Contribution in connection with such capital raising activities shall remain the exclusive property of Formation and Northbrook shall not have any claim to such preferred returns or fees.

          (d) In the event Newco requires an equity contribution greater than $50,000,000 from FC BEV and Formation agrees to contribute such amount, Northbrook shall have the right to participate pari passu with Formation.

          (e) Notwithstanding anything herein to the contrary, each party's obligation to fund the Newco Contribution is conditioned upon mutual agreement between the parties as to all economic terms of the Beverly transaction. The parties acknowledge and agree that they have previously agreed to the economic terms set forth in the Term Sheet attached hereto as Exhibit A.

     2. Carried Interest. Carried Interest will be distributed to FC BEV in accordance with the terms and conditions of the Term Sheet. Any such Carried Interest received by FC BEV will then be distributed in accordance with Exhibit B.

     3. Financial Advisory Fee. A Financial Advisory fee will be distributed to Formation in accordance with the terms and conditions of the Term Sheet. A minimum of 50% of the Financial Advisory fees received by Formation will be contributed by Formation to Newco in return for Class A Membership Interests. Northbrook shall receive 10% of all such Class A shares received by Formation. The remainder of the Financial Advisory fees received by Formation shall be distributed in accordance with Exhibit B.

     4. Class A Distributions. All distributions from Newco to the Class A Members in respect of their capital contributions shall be applied by FC BEV first to pay FC BEV Expenses (as defined below) and the balance shall be distributed to Formation and Northbrook in proportion to their equity contributions. There shall be no deductions or withholdings for any "carry", "promote", other performance based fees, "structuring fee", "asset management fee" or similar fee, except as provided in Section 2 above.

     5. Asset Management Fees. Formation or its designee Formation Capital Asset Management, LLC ("FCAM") will be paid an asset management fee by Newco in accordance with the Term Sheet. Formation agrees to consider a proposal from Northbrook to provide a portion of the asset management services provided that such services are provided (i) at current market rates and (ii) at a cost no greater than that at which Formation or FCAM can supply such services. In the event Northbrook is able to provide the services in accordance with the foregoing requirements, the asset management fee will be allocated between Formation and Northbrook in proportion to the portion of services actually rendered by Formation and Northbrook.

     6. Break-Up Fee. To the extent the members of Newco enter into an agreement with Beverly whereby Newco or its members become entitled to a Break-Up Fee, any portion of fees distributed to the Class A Members will be distributed in accordance with Exhibit B.

     7. Expenses. All (a) third party fees and expenses incurred by FC BEV, Formation or Northbrook that are reimbursable by Newco or the parties to the Term Sheet relating to the acquisition of Beverly, including, without limitation, sums paid to or for the benefit of Newco in accordance with the Term Sheet, reasonable legal fees and expenses related to Beverly; (b) Losses (as defined in the Indemnification Agreement) paid in accordance with the Indemnification Agreement dated February 3, 2005 (the "Indemnification Agreement") by and among Appaloosa Management L.P., Franklin Mutual Advisers, LLC, Formation, Jeffrey A. Brodsky, Guy Sanson, Mohsin Y. Meghji, Charles M. Masson, John J. Durso and Philip Maslowe (the "Indemnification Costs"); and (c) third party fees and expenses paid by Formation or Northbrook and approved in advance by Formation and Northbrook that are not reimbursed by Newco (collectively, "FC BEV Expenses") shall be paid in accordance with Exhibit B. The parties acknowledge that as of the date of execution of this Agreement, the expenses falling into item (c) and listed on Schedule 7 to this Agreement have been approved.

     8. Management Committee. The Management Committee of Newco will initially have six members, two of which shall be appointed by Formation. Formation agrees to appoint one member chosen by Northbrook, in its sole discretion, to the Management Committee.

     9. Management and Voting. FC Bev shall be managed by its members provided that for convenience, the parties may appoint an officer or manager to manage day-to-day matters. With respect to any matter submitted to a vote of Newco's members, Formation and Northbrook shall be entitled to vote their proportionate share of the Class A shares and shall use their best efforts to structure Newco's operating agreement to permit such vote sharing. Northbrook shall not be a member of or participate in the management or voting of FCAM or any entity formed by Formation to serve as manager of Newco.

     10. Material Obligations. Formation shall not cause FC BEV to take on any material obligations or liabilities with respect to Newco in addition to those set forth in the Term Sheet without the prior written consent of Northbrook. The parties acknowledge that they have accepted all of the terms and conditions of the Term Sheet attached hereto. Formation shall not agree to amend the Term Sheet without the prior written consent of Northbrook. Other than with respect to the foregoing, if prior to closing the Beverly transaction, the Members of Newco are asked to make a material decision regarding the Beverly transactions, including, but not limited to, structure, financing, or strategy as a result of which additional material obligations would be imposed upon FC BEV, Formation or Northbrook, and Formation and Northbrook are deadlocked on such issue for more than five Business Days (the "Discussion Period") then Northbrook may not later than five Business Days following the Discussion Period notify Formation in writing that Northbrook has elected to terminate its interest in FC BEV from the date of such notice and shall only be liable for FC BEV Expenses incurred prior to the date of delivery of such termination notice. In such event, any membership interests in FC BEV issued to Northbrook shall be immediately and without further action on the part of FC BEV or its members cancelled and Formation shall be entitled to offer membership interests in FC BEV to any other party. Northbrook's entitlement to any portion of any of the other fees and distributions payable as provided above shall terminate upon receipt of such termination notice, except that to the extent that FC BEV or Formation are reimbursed, whether from Newco, Beverly or the parties to the Term Sheet, all or any portion of any fees and expenses paid by FC BEV during the period that Northbrook was a party to this Agreement or a member of FC BEV, Northbrook shall be reimbursed its proportionate share of such expenses paid by Northbrook as if Northbrook were a member of FC BEV.

     11. Business Opportunity Outgrowth. In the event that any business opportunity for Formation results directly from the termination of Newco's business activities, Formation agrees that it will extend to Northbrook an offer to participate in such opportunity on substantially the same terms and conditions as set forth in this Agreement.

     12. Further Assurances. The parties hereto agree to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be required by law or as, in the reasonable judgment of the parties hereto, may be necessary or advisable to carry out the intent and purpose of this Agreement.

     13. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or when received if sent by registered or certified mail to the parties at the following addresses (or such other address as a party may specify by written notice):

     If to Formation:     Formation Capital, LLC
                          1035 Powers Place
                          Alpharetta, GA 30004
                          Fax: 770-754-3085

     With copy to:        Lawrence R. Siegel, Esq.
                          Williams Mullen
                          222 Central Park Avenue, Suite 1700
                          Virginia Beach, VA 23462-3035
                          Fax: 757-473-0395

     If to Northbrook:    David Hokin
                          500 Skokie Blvd., Suite 310
                          Northbrook, IL 60062
                          Fax: 847-559-1347

                          and

                          Robert Hartman
                          6633 N. Lincoln
                          Lincolnwood, IL 60712
                          Fax: 847-679-1820

      With copy to:       Richard Marks
                          500 Skokie Boulevard
                          Suite 310
                          Northbrook, IL 60062
                          Fax: 847-919-4410

     14. Headings and Captions. All headings and captions contained in this Agreement and the table of contents hereto is inserted for convenience only and shall not be deemed a part of this Agreement.

     15. Variance of Pronouns. All pronouns and variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or entity may require.

     16. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one Agreement.

     17. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO CONFLICT OF LAW PROVISIONS THEREOF.

     18. Validity. Every provision of this Agreement is intended to be severable. The invalidity and unenforceability of any particular provision of this Agreement in any jurisdiction shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

     19. Entire Agreement. This Agreement supersedes all prior agreements among the parties with respect to the subject matter hereof and contains the entire Agreement among the parties with respect to such subject matter.

     21.   Amendment/Waivers.   This   Agreement   may  only  be   amended,
supplemented or otherwise modified (including any waiver of any provision hereof) with the prior written consent of all parties hereto.

     22. No Brokers. Each of the parties hereto warrants to each other that there are no brokerage commissions or finders' fees (or any basis therefor) resulting from any action taken by such party or any Person acting or purporting to act on their behalf upon entering into this Agreement.

     23. No Third Party Beneficiaries. Except as expressly stated herein, this Agreement is not intended and shall not be construed as granting any rights, benefits or privileges to any Person not a party to this Agreement.

     24. Construction of Documents. The parties hereto acknowledge that they were represented by separate and independent counsel in connection with the review, negotiation and drafting of this Agreement and that this Agreement shall not be subject to the principle of construing its meaning against the party that drafted same.

     25. Time is of the Essence. Time is of the essence with respect to any of the matters set forth in this Agreement.

     26. Successor and Assigns. This Agreement shall be binding upon the parties hereto and their respective successor, executors, administrators, legal representative, heir and legal assigns and shall inure to the benefit of the parties hereto and, except as otherwise provided herein, their respective successors, executors, administrators, legal representatives, heirs and legal assigns. No person or entity other than the parties hereto and their respective successors, executors, administrators, legal representatives, heirs and permitted assigns shall have any rights or claims under this Agreement.

     27. Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY PRESENT OR FUTURE MODIFICATION HEREOF OR (B) IN ANY WAY CONNECTED OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT (AS NOW OR HEREAFTER MODIFIED) OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION IS NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND THE COMPANY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF ANY RIGHT THEY MIGHT OTHERWISE HAVE TO TRIAL BY JURY.

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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                               FORMATION CAPITAL, LLC



                                               By: /s/ Chris Sertich
                                                  --------------------------
                                               Name:  Chris Sertich
                                               Title: Chief Operating Officer


                                               NORTHBROOK NBV, LLC



                                               By: /s/ Rob Rubin
                                                  --------------------------
                                               Name:  Rob Rubin
                                               Title: Manager